[ALLSPRING FUNDS LETTERHEAD]

August 25, 2026

Allspring Funds Trust
1415 Vantage Park Drive, 3rd Floor
Charlotte, North Carolina 28203

Re: Shares of Beneficial Interest of

Allspring Funds Trust (the “Trust”)

Ladies/Gentlemen:

I am Managing Counsel of Allspring Funds Management, LLC (the “Company”), investment manager and administrator to the Allspring Funds. I have acted as Counsel to the Company in connection with the issuance and sale of shares by the Allspring Funds.

I refer to the prospectus/proxy statement and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) of Allspring Funds Trust relating to the registration and issuance of shares of beneficial interest (the “Shares”), each Share representing an interest in Allspring Mid Cap Growth Fund, a series of the Trust. The Shares will be issued and sold pursuant to the Agreement and Plan of Reorganization (the “Plan”), as described in the prospectus/proxy statement.

I have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that, the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Maureen Towle

Maureen Towle
Managing Counsel
Allspring Funds Management, LLC